CANADA                                                    Court File No.:  1713
Province of New Brunswick                                Estate No.:  51-104460


                        IN THE MATTER OF THE PROPOSAL OF

                           ISLAND CRITICAL CARE CORP.
                                 (the "Debtor")

                            OF CITY OF CHARLOTTETOWN
                     IN THE PROVINCE OF PRINCE EDWARD ISLAND

                                    PROPOSAL


The Debtor is a bankrupt having filed an assignment in bankruptcy on February 5, 2003.

With the consent of the sole inspector of the bankruptcy estate, the Trustee, as hereinafter defined, hereby submits the following proposal (the "Proposal") to the Debtor's creditors under the Bankruptcy and Insolvency Act (the "BIA"):

1.   DEFINITIONS

     In this Proposal:

     "Administrative Fees & Expenses" means the proper fees and expenses of the Trustee, including legal fees and disbursements of the Trustee on or incidental to the appointment of the Trustee, the negotiations in connection with the preparation of this Proposal and any subsequent proposals and the proceedings arising out of this Proposal and any subsequent proposals.


     "Approval Date" means the date that this Proposal is approved by the Court.



     "C$" means currency of Canada.



     "Court" means the Trial Division of the Supreme Court of the Province of Prince Edward Island.


     "Proposal Date" means the date of bankruptcy which is February 5, 2003.


     "Preferred Creditors" means those persons with proven claims in respect of debts and liabilities present or future to which the Debtor was subject at the Proposal Date or to which the Debtor may become subject by reason of any obligations incurred before the Proposal Date, which claims are set forth in section 136(1) of the BIA which claims are directed by the BIA to be paid in priority to all other claims.


     "s224 Creditors" means the Federal and/or Provincial Crown but only in respect of those claims related to amounts withheld from employee wages as are more particularly described in section 60(1.1) of the BIA.

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     "SEC" means the U.S. Securities and Exchange Commission.

     "Secured Creditors" means a creditor with a proven claim who holds a valid and enforceable mortgage, pledge, charge, lien or privilege on or against the property of the Debtor, or any part thereof, as security for the proven claim.

     "Surety" means Marc Juliar.

     "Trustee" means A.C. Poirier & Associates Inc. or its duly appointed successor or successors appointed under or in connection with the administration of the bankruptcy estate and the carrying out of the Proposal.

     "U$" means currency of the United States of America.

     "Ordinary Creditors" means those persons with proven claims in respect of debts and liabilities present or future to which the Debtor was subject at the Proposal Date or to which the Debtor may become subject by reason of any obligations incurred before the Proposal Date, except for those claims that are claims by s224 Creditors, Secured Creditors or Preferred Creditors

     "Unsecured Creditors" means, collectively, the Ordinary Creditors, the Preferred Creditors and the s224 Creditors.

2.   CLASSES OF CREDITORS

     The Unsecured Creditors shall vote as one class.

     There are no classes of Secured Creditors as, subject to section 4 of this Proposal, the rights of Secured Creditors are not affected by this Proposal. To the best of the knowledge of the Trustee, all secured creditors have realized upon their security and there are no longer any secured claims.

3.   PAYMENTS TO THE TRUSTEE

     The Surety shall make the following payments to the Trustee:

          (a) U$5,000 on or prior to the filing of this Proposal. This amount is not refundable to the Surety regardless of whether or not the Proposal is accepted by the Unsecured Creditors or approved by the Court; and

          (b) U$20,000 within three business days after acceptance of this Proposal by the Unsecured Creditors. The Trustee shall only seek Court approval of the Proposal if it has received the required funds within the

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     required time. In the event that the Court rejects the Proposal, the
     U$20,000 shall be returned, in full, to the Surety.

4.   SHARE ISSUE AND SEC FILING

     Immediately after the approval of this Proposal by the Court, the Debtor shall issue fifteen (15) million common shares to the Surety.

     Coincident with the filing of the Proposal with the Office of the Superintendent of Bankruptcy, the Trustee shall file an 8K report, on behalf of the Debtor, with the SEC.

5.   SECURED CREDITORS

     Secured Creditors, if any, must prove their secured claim to the Trustee. The provisions of the BIA with respect to proofs of claim and secured proofs of claim shall apply.

     After proving their claim to the Trustee, the security of the Secured Creditor shall be released to the Secured Creditor and the Secured Creditor may rank for any shortfall as an Ordinary Creditor. If there is a surplus remaining after realization, the Secured Creditor shall return the surplus to the Debtor.

5.6. s224 CREDITOR CLAIMS

     The claims of s224 Creditors shall be paid in priority to the claims of the Preferred and Ordinary Creditors.


     Based upon the claim filed by Canada Customs & Revenue Agency in the bankruptcy estate, this claim is estimated to be C$2,386.02.

7.   PREFERRED CREDITORS

     The claims of Preferred Creditors shall be paid in-full in priority to payments under the Proposal to the Ordinary Creditors.

     There are no claims filed by Preferred Creditors in the bankruptcy estate, therefore, it is anticipated that there will not be any claims by Preferred Creditors in this Proposal.

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8.   ORDINARY CREDITORS

     The Ordinary Creditors shall share rateably (in proportion to their proven claims) in the monies paid by the Surety to the Trustee after the Administrative Fees & Expenses and the claims of the s224 Creditors and the Preferred Creditors have been paid in-full.

9.   ADMINISTRATIVE FEES & EXPENSES

     The Administrative Fees & Expenses shall include, without limitation:

     (A) U$5,000, including HST, payable to the Trustee upon filing the Proposal with the Official Receiver.

     (B) C$150 payable to the Receiver General for Canada, on account of filing fees, payable upon filing the Proposal with the Official Receiver.

     (C) C$50 payable to the Minister of Finance for the Province of New Brunswick, on account of Court fees, payable upon application to the Court for approval of the Proposal.

10.  DISTRIBUTIONS

     Distributions to s244 Creditors, Preferred Creditors and Ordinary creditors shall be made within 30 days of the Approval Date.

11.  INSPECTORS

     At the meeting of creditors held to consider this Proposal, the creditors may appoint between one (1) and five (5) persons as Inspectors under this Proposal to advise the Trustee in accordance with the provisions of the BIA.

12.  EFFECT OF PROPOSAL ON THE BANKRUPTCY

     The Court approval of this Proposal, after approval by the Unsecured Creditors, will operate to annul the bankruptcy and revest in the Debtor all of the right, title, and interest of the Trustee in the property of the Debtor. To the best of the knowledge and belief of the Trustee, there is no such property that will revest in the Debtor other than the books and records of the Debtor.

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13.  EFFECT OF PROPOSAL ON CLAIMS OF CREDITORS

     The distribution of monies by the Trustee to the Unsecured Creditors in accordance with this Proposal shall constitute payment in full of the claims of those creditors.

14.  GENERAL

          (A) The Trustee shall not be responsible or liable for any obligations of the Debtor or the Surety.

          (B) The levy (the "Levy") payable to the Superintendent of Bankruptcy pursuant to section 147 of the BIA shall be deducted from dividends payable to the Preferred Creditors and Ordinary Creditors.

          (C) Amounts paid on account of the claims of s244 Creditors shall be treated as payments on account of trust claims and no Levy shall be deducted from such payments.

15.  PROOF OF CLAIM

     All creditors who wish to vote must file a proof of claim prior to the commencement of the meeting of creditors. The date of the creditors meeting is set out in the Trustee's Notice to Creditors.

     The Trustee will accept all proofs of claim filed and accepted in the bankruptcy as being filed and accepted in this Proposal. However, creditors who have already filed claims must still provide a voting letter or attend the meeting, in person or by proxy, if they wish to vote on the Proposal.


DATED at Saint John, New Brunswick, this ____ day of __________________, 2004


TRUSTEE                                                   SURETY

-D-R-A-F-T-                                              -D-R-A-F-T-
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